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                                                                   Exhibit 10(e)
                                                                   -------------

                                August 11, 1994


Mr. J. Richard Leaman, Jr.
S. D. Warren Company
225 Franklin Street
Boston MA  02110

Dear Dick:

     As you know, Scott Paper Company ("Scott") intends to enter into a transaction involving the sale of S. D. Warren Company ("Warren"). Because you are a key employee of Scott responsible for Warren and are therefore in a position to materially assist in accomplishing the divestiture on terms which are favorable to Scott, Scott hereby offers you the opportunity to qualify for an Incentive Award. The conditions which must be met to qualify for the Award and the amount of the award are set forth below:

     1. You must remain in the employ of Scott until the completion of the sale of Warren to qualify for the Incentive Award. The termination of your employment for any reason prior to the sale of Warren, whether through resignation, retirement, or involuntarily for good cause by Scott, will disqualify you for the Incentive Award. In the event of the sale of Warren and the satisfaction of the other conditions contained in this Agreement, the amount of the Incentive Award will be $250,000. The amount of the Incentive Award may be increased by up to $250,000 for a total of up to $500,000 if, in my exclusive discretion or, if I am unavailable for any reason, the exclusive discretion of my successor, your contribution to the sale deserves additional recognition.

     2. You are eligible to receive the Incentive Award whether or not you are employed by Warren after the sale.

     3. The Incentive Award will be paid in a lump sum net of income taxes and other required withholding within thirty (30) days after the closing date of the sale of Warren. The Award will not be includable for purposes of computing your pension benefits, if any, or variable compensation, if any.

     4. This offer of an Incentive Award will expire, unless renewed in writing by Scott, on December 31, 1994, and no Incentive Award will be earned or payable except with regard to a sale of Warren which shall have closed by such time.

     5. Scott agrees that, pending the final decision on a sale of Warren, to continue to:

         a. Pay for the lease on your Boston apartment until it expires and then to reimburse you for reasonable and standard travel expenses when you are in Boston; and
         b. Reimburse you for the Massachusetts income tax liability arising from your work in Boston.

     6. At the time the sale is completed, Scott will waive the normal actuarial reduction for retirement prior to age 62 for you, but no severance pay or other enhanced retirement benefits will be made available to you except as specifically provided herein. Scott agrees that the sale of Warren shall be considered "for any other reason" for purpose of the exercise of your stock options under Scott's Stock Option and Restricted Stock Plans, permitting you a 3-year period following the sale to exercise your options, subject to all terms of the Plans and of the Agreements signed by you and Scott in connection with those options.

     7. You agree this letter sets forth the entire understanding concerning the continuation of your employment with Scott and fully supersedes any and all prior agreements or understandings, whether oral or in writing, between Warren and you or Scott and you concerning the continuation of your employment, except for your Employee's Agreement, a form of which is attached hereto as Exhibit "A." Specifically, but without limitation, you hereby agree that the April 10, 1991 letter to you from P. E. Lippincott has expired and is of no further effect.

     8. Upon the payment to you of the Incentive Award, if any, under this Agreement, you, on your own behalf, and on behalf of your heirs, executors and administrators, release and forever discharge Scott, Warren and their
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subsidiaries and affiliates (the "Companies"), and the Companies' officers, employees, directors, agents, successors and assigns from any and all claims, liabilities, charges, obligations, promises, agreements, controversies, damages, expenses, causes of action, debts, and demands of any nature, known or unknown, which you or your heirs, executors or administrators may have against the Companies or any of the above-listed persons or entities up to the date on which you sign this Agreement. This Agreement includes, but without limitation, any and all claims relating in any way to your employment by the Companies or the termination of your employment with the Companies, including any claims under any federal, state or local statutory or common laws relating to employment discrimination or employment or providing any limitation upon the Companies' right to terminate its employees, including any claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, and the Americans with Disabilities Act. You expressly acknowledge that this Agreement is intended to include in its effect, without limitation, all claims which have arisen and of which you know or do not know, should have known, have reason to know, or suspect to exist at the time you sign this Agreement, and that this Agreement contemplates the extinguishment of all such claims. Without otherwise affecting the general nature of the provisions of this paragraph, this Agreement does not operate to release or waive any claims you may have with respect to (a) physical or mental injuries suffered by you relating or arising out of your employment or the termination thereof that are compensable under the workers' compensation laws or (b) retirement and welfare benefits, if any, under plans sponsored by the Companies and applicable to you and not otherwise addressed in this Agreement. As a condition to the actual distribution of the Incentive Award, you agree that you will sign a Release identical to that given in this paragraph but effective as of that date.

     9.  You are advised that:

         (a) various state and federal laws prohibit employment discrimination on the basis of age, sex, race, color, national origin, religion, disability, or veterans status;

         (b) You should discuss this Agreement with your attorney before signing it;

         (c) You have up to 21 days in which to decide whether to accept Scott's offer and sign this Agreement;

         (d) You have 7 days after you sign this Agreement to reconsider and revoke your acceptance, and your acceptance of this Agreement will not become final until the 7-day revocation period has expired. If you decide to revoke this Agreement during the 7 days following the date on which you sign it, you must do so by notifying the Company in writing.

     Please indicate your acceptance of the terms of this Agreement and your intention to be legally bound by signing and returning the copy provided.

                                    Sincerely,


                                    /s/ Albert J. Dunlap

                                    Albert J. Dunlap
                                    Chairman and Chief Executive Officer


Understood and Agreed:


/s/   J. Richard Leaman, Jr.
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Date: September 8, 1994
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